Exhibit 99.1

This share transfer involves the securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

May 22, 2014
To whom it may concern

Name of Company:	Macnica, Inc.
Name of Representative:	Kiyoshi Nakashima, President and CEO
(Code Number: 7631 / First Section of Tokyo Stock Exchange)
Inquiries to:	Shigeyuki Sano, Director
Tel: 045-470-9851

Name of Company:	Fuji Electronics Co., Ltd.
Name of Representative:	Kiyoshi Ikisu, President

(Code Number: 9883 / First Section of Tokyo Stock Exchange)
Inquiries to:	Eiichi Nishizawa Director in charge of Administration and Manager of Strategic Planning Division and Manager of Financial and Accounting Division
Tel: 03-3814-1200

Notice of Execution of Memorandum of Understanding Concerning the Management
Integration between Macnica, Inc. and Fuji Electronics Co., Ltd.

Macnica, Inc. (“Macnica”) and Fuji Electronics Co., Ltd. (“Fuji Electronics”) (each a “Party” and collectively “Parties”) have reached an agreement (“Memorandum of Understanding Concerning the Management Integration”) today with an aim to integrate their operations under a joint holding company　(the “Management Integration”), based on the approvals of the board of directors of each Party of the same date. Such integration shall, in principle, be achieved through a joint share transfer.

Macnica and Fuji Electronics will proceed to undertake the detailed assessment on the Management Integration in accordance with the spirit of equality.

Notes

1．	Background and Purpose of the Management Integration

(1)	Background of the Management Integration
Macnica was established in 1972 as a technology-focused distributor of imported semiconductors. It has expanded its line of products with a primary emphasis on those products where technical support is critical, such as FPGAs (a type of IC where a user can program the circuit after manufacturing).  In terms of Macnica’s operations outside of Japan, since the establishment of its subsidiary in Singapore in 2000, Macnica has globally expanded the scope of its business areas to encompass the Asian, European, North American and South American regions to serve both Japanese and local customers.
Fuji Electronics has developed its business since its establishment in 1970 as a distributor specializing in foreign semiconductors (mainly analog semiconductors) as the “BEST CHOICE” to satisfy the needs of customers without being bound by the business groupings of manufacturers.  Arising from its detailed customer-oriented services and Japan-focused geographic strategy, it boasts a premier customer-base of small and medium sized enterprises (broad-based customers) in the industrial market segment.  In order to respond to the shift of the production sites of its customers to the Asian region, Fuji Electronics has four (4) subsidiaries in the Asia-Pacific region (including one (1) in Hong Kong) and one (1) subsidiary in the United States that handles advanced semiconductors for aerospace applications.
As stated above, Macnica and Fuji Electronics operate their principal businesses as independent distributors of semiconductors to supply electronic and/or equipment manufacturers with semiconductors and/or electronic components.  The business environment surrounding both companies, however, is changing rapidly due to the maturity of the domestic semiconductor market, increasing competition among semiconductor distributors, the advancement of technologies, the consolidation of semiconductor manufacturers and the globalization in the production sites of customers.
In such business environment, Macnica and Fuji Electronics have reached the consensus that it has become necessary to provide their customers and suppliers with more value-added services than ever by utilizing their unique advantages while combining their strengths in order to ensure the continuing growth and development of their businesses.  Therefore, Macnica and Fuji Electronics have agreed to  undertake the steps to Management Integration.

(2)	Purpose of the Management Integration
Through the Management Integration, Macnica and Fuji Electronics will become the largest and most technologically advanced business group in Japan, in terms of being an independent distributor of semiconductors with a primary emphasis on foreign semiconductors and electronic components.
The new business group will strive to become, as a result of integrating the operations of both companies, the industry leading distributor in Japan for all types of customer transactions, through the expansion of its product lines, including foreign semiconductors and electronic components, and the provision of enhanced services to an extensive customer base ranging from large to small business enterprises.  Specifically, the new group will aim to achieve the following through the Management Integration:

i.	Growth through expansion of product lines and customer base
Through the Management Integration, the number of product lines and the size of the customer base of the new group will become the largest in Japan as an independent distributor of semiconductors. The new group will seek to reach further growth from enhanced customer services from the aforementioned strengths.

ii.	Expansion of transactions through the provision of high value-added solutions to small and medium-sized enterprises
Through the Management Integration, the new group will aim to expand its transaction volume with small and medium-sized enterprises of Fuji Electronics by providing a range of enhanced services, including system-level technology solutions based on Macnica’s knowhow built on its dealings with large corporate customers and extensive supply-chain management services arising from Macnica’s well-developed global network and other service infrastructure.

iii.	Improvement of productivity and management efficiency through the rationalization and optimization of functions such as information systems and logistics
The new group will undertake to maximize the rationalization and optimization in the functions such as information systems and logistics. Furthermore, it will strive to improve the new group’s productivity and management efficiency further by strengthening its ability to deal with the needs of customers, promoting greater efficiencies in logistics and automating operations.

iv.	Strengthening of management foundation through integration of organizations and human resources
The new group will aim to enhance the organizational power of the two companies involved in accordance with the purpose of integration and by utilizing the potential of each employee to the fullest extent through the exchange of human resources, including employees from overseas.

2．	Overview of the Management Integration

　Subject obtaining the approvals from the shareholders’ meetings of both companies and the permissions from the relevant regulatory authorities regarding the execution of the Management Integration, the companies aim to realize the Management Integration in accordance with the following:

(1)	Method of Management Integration
It is expected that the Management Integration will occur by way of a joint share transfer in which a newly established joint holding company acts as a parent company and Macnica and Fuji Electronics will become the wholly-owned subsidiaries of the joint holding company.

It is expected that the joint holding company will apply for listing on the Tokyo Stock Exchange and the expected date of listing will be April 1, 2015, which will be the establishment date of the joint holding company. Pursuant to the joint share transfer, it is expected that the shares of Macnica and Fuji Electronics will be delisted as of March 27, 2015.

(2)	Schedule (Expected Timeline)

May 22, 2014	(today)	Execution of Memorandum of Understanding concerning the Management Integration
April 1, 2015	(expected date)	Establishment date for the joint holding company (Effective date)
April 1, 2015	(expected date)	Date on which the joint holding company will be newly listed

Macnica and Fuji Electronics plan to execute the definitive agreement on the Management Integration and prepare a share transfer plan by the end of October, 2014 and then promptly hold a shareholders’ meeting for each company in order to obtain approvals concerning the share transfer.
Macnica and Fuji Electronics shall promptly and officially announce those events that may delay or impede the execution of the Management Integration as planned, including filing with the Fair Trade Commission (including any notifications required pursuant to foreign laws), regulatory approvals and any other relevant events during the negotiation and procedural process of the Management Integration.

(3)	Basic matters for the joint holding company, such as name, location of head office, representative, directors and officers
The above matters will be decided pursuant to discussions between the companies, before the execution of the definitive agreement concerning the Management Integration.

(4)	Management Integration ratio
The share transfer ratio in the Management Integration will be determined based on the discussions between the companies, taking into consideration the valuations, advice and other information provided by the third party institutions designated by each company.

(5)	Establishment of a committee to pursue Management Integration
 Macnica and Fuji Electronics will jointly establish a committee to examine and pursue the Management Integration forward.

3．	Outline of the Companies

(1)	Name	Macnica, Inc.	Fuji Electronics Co., Ltd.
(2)	Location of Head Office	6-3, Shinyokohama 1-chome, Kohoku-ku, Yokohama-shi, Kanagawa-ken	2-12, Hongo 3-chome, Bunkyo-ku, Tokyo
(3)	Title and Name of Representative	Kiyoshi Nakashima, President and CEO	Kiyoshi Ikisu, President
(4)	Activities
Import and export of electronic components such as semiconductor devices and ICs; distribution, development and processing thereof; development of electronic equipment, peripheral equipment and accessories; import, export and distribution thereof

Development, planning, domestic sale, export and import of Japanese-made and foreign-made semiconductors, ICs, microcomputers and related devices, various device parts and components, A/D:D/A converters and supporting equipment for the development of microcomputers

(5)	Capital	11,194 million yen (As of March 31, 2014)	4,835 million yen (As of February 28, 2014)
(6)	Date of Establishment	October 30, 1972	September 1, 1970
(7)	Number of Issued Shares	18,110,252 shares (As of March 31, 2014)	16,320,828 shares (As of February 28, 2014)
(8)	Accounting Period	March 31	The last day of February
(9)	Number of Employees	669 (on an unconsolidated basis) 1,827 (on a consolidated basis) (As of March 31, 2014)	344 (on an unconsolidated basis) 414 (on a consolidated basis) (As of February 28, 2014)
(10)	Main Customers	Fujitsu Limited Murata Manufacturing Co., Ltd. NEC Corporation	Hitachi, Ltd. Mitsubishi Electric Corporation Tamagawa Seiki Co., Ltd.
(11)	Main Banks	Sumitomo Mitsui Banking Corporation The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Daishi Bank, Ltd. Mizuho Bank, Ltd. The Bank of Yokohama, Ltd.	The Bank of Tokyo-Mitsubishi UFJ, Ltd. Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation Tokyo Tomin Bank, Limited The Hokuriku Bank, Ltd.

		Haruki Kamiyama	41.82%	KIC Co., Ltd.	17.95%
		BBH Fidelity Puritan: Fidelity Series Intrinsic Opportunities Fund (Standing Proxy: The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	5.85%	IBK Co., Ltd.	3.72%
		Yuko Kamiyama	3.49%	Kunio Ikisu	3.42%
		Japan Trustee Services Bank, Ltd．(trust account)	3.24%	Fukutaro Kanno	3.41%
		The Master Trust Bank of Japan, Ltd. (trust account)	2.81%	The Chase Manhattan Bank, N.A. London S. L. Omnibus Account	2.71%
	Large Shareholders	The Chase Manhattan Bank, N.A. London S. L. Omnibus Account (Standing Proxy: Mizuho Bank, Ltd., Sales Division for Settlement)	2.70%	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2.30%
(12)	and Shareholding	Macnica, Inc.	2.08%	Mizuho Bank, Ltd.	2.30%
	Ratio	Japan Trustee Services Bank, Ltd. (portion entrusted with Sumitomo Mitsui Trust Bank, Limited under a saishintaku (re-trust) arrangement for the Sumitomo Mitsui Banking Corporation retirement benefit trust account)	1.56%	Mizuho Trust & Banking Co., Ltd. (retirement benefit trust (Tokyo Tomin Bank, Limited account), re-trust trustees, Trust & Custody Services Bank, Ltd.)	2.30%
		The Nomura Trust and Banking Co., Ltd. (investment trust account)	1.52%	The Master Trust Bank of Japan, Ltd. (ESOP trust account by grant of shares/75557)	2.10%
		CBNY DFA INTL SMALL CAP VALUE PORTFOLIO (Standing Proxy: Citibank Japan Ltd.)	1.46%	UBS AG LONDON A/C PB SEGREGATED CLIENT ACCOUNT	1.75%
		(As of March 31, 2014)		(As of February 28, 2014)

(13)	Relationships between the Companies Concerned
	Capital relationship	No capital relationship that must be stipulated
	Personal relationship	No personal relationship that must be stipulated
	Transactional relationship	No transactional relationship that must be stipulated
	Whether the other party and affiliates are ‘parties concerned’	Each party and its affiliates are not ‘parties concerned’ from the point of view of the other party
(14)	Results of Operations and Financial Condition in the Three (3) Most Recent Fiscal Years
	Macnica (on a consolidated basis)			Fuji Electronics (on a consolidated basis)
Accounting Period	Fiscal Year Ended March 2012	Fiscal Year Ended March 2013	Fiscal Year Ended March 2014	Fiscal Year Ended February 2012	Fiscal Year Ended February 2013	Fiscal Year Ended February 2014
Net Assets (on a consolidated basis)	62,724	67,186	75,255	21,492	22,290	23,353
Total Assets (on a consolidated basis)	110,979	115,315	139,715	33,832	33,955	36,454
Net Assets per Share (on a consolidated basis) (yen)	3,474.04	3,717.99	4,160.37	1,500.01	1,591.95	1,664.36
Sales (on a consolidated basis)	188,893	196,452	255,967	41,855	40,550	47,387
Operating Income (on a consolidated basis)	6,887	5,747	8,456	2,795	2,117	1,147
Ordinary Income (on a consolidated basis)	6,638	5,689	10,603	3,152	2,757	2,028
Current Net Income (on a consolidated basis)	3,337	3,348	6,382	1,784	1,690	1,463
Current Net Income per Share (on a consolidated basis) (yen)	188.53	189.15	360.39	124.51	119.17	104.52
Dividend per Share (yen)	40.00	40.00	60.00	50.00	50.00	50.00
(In millions of yen unless otherwise specified)

End

Forward-Looking Statements

The information described in this Notice includes “forward-looking statements” concerning the success and failure of the said management integration between Macnica, Inc. and Fuji Electronics Co., Ltd. and the results thereof.  Among the descriptions in this Notice, any facts other than historical or current facts are forward-looking statements.  These forward-looking statements are based on assumptions and judgments made by both companies according to the information currently available and include known and unknown risks, uncertainties and all other factors.  Such risks, uncertainties and other factors are likely to bring about future results that are significantly different from the known, assumed or estimated performance, results of operation and financial conditions of these companies or of each of the companies (and/or the new group established after the integration) which are explicitly or implicitly indicated in the relevant forward-looking statements.  Neither company assumes any obligation to update, qualify or retract any forward-looking statements after the date of this Notice.  Investors should refer, in the future, to the public announcements in Japan, as provided by the companies (and/or the new group established after the integration) and the disclosures provided thereby, upon notification to the U.S. Securities and Exchange Commission.

Examples of said risks, uncertainties and other factors include but are not limited to the following:

(1)	economic conditions both in Japan and globally;
(2)	fluctuations in the silicon cycle;
(3)	exchange rate fluctuations;
(4)	commodity demand of specified suppliers, trends in commodity supplies and readjustment of transactional relationships;
(5)	difficulty in continuous discovery of new suppliers;
(6)	customers transferring production overseas;
(7)	difficulty in securing technical experts;
(8)	disposition of inventory assets and review of asset valuations;
(9)	changes in laws, regulations and other applicable rules concerning business activities;
(10)	failure by the companies to reach a satisfactory agreement concerning the details of the management integration;
(11)
the transaction not being conducted due to a failure to obtain approvals from shareholders at the meetings of shareholders or approvals from each relevant authority which are required for the purposes of this transaction or for any other reason; and

(12)	difficulty in realizing synergy or other integration effects for the new group established after the integration.